58069

ARTICLES OF INCORPORATION
OF
AUTUMN DAY INC.

We, the undersigned natural persons of the age of twenty-one years or more, have voted and associated ourselves as incorporators of a corporation under the Utah Business Corporation Act, and we do adopt the following Articles of Incorporation for the purpose of forming a corporation under the Utah Statutes:

ARTICLE I

The name of the Corporation hereby formed shall be:

AUTUMN DAY INC.

ARTICLE II

The period of its duration shall be perpetual.

ARTICLE III

The pursuit and business to be carried on by this corporation shall be: To buy and sell stocks, bonds, commodities, contracts, real property, royalty agreements, oil and gas leases, patents, franchises, personal properties, or any other item considered of value and justifing investment. The Corporation may also enter into any service or manufacturing business, distribution, wholesale business, retail business or other related businesses. In addition the Corporation may enter into property management, property development, or construction. Furthermore and in addition to the above the Corporation can engage in any legitimate business it feels has profit potential. The Corporation can carry on all operations incidental to the pursuits above mentioned, and to have and exercise all powers conferred upon corporations generally, and particularly those powers conferred upon corporation for pecuniary profit by the laws of the State of Utah. It is hereby provided that the Corporation shall have power to do any and all acts and things that may be reasonable, necessary, or appropriate to accomplish any of the purposes for which the corporation is formed or which may be construed to be in any manner remotely connected or concerned; and to have all the general powers as contained in Section 16-10-4 of the Utah Code Annotated but not limited thereto and to have such and all power that a natural person might or could do or perform.

[illegible] 331197 [illegible]

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is five million (5,000,000) shares of common stock at $.01 par value subject to any change of classes of stock into the series or priorities as designated by the Board of Directors in the By Laws or by amendment of the Articles of Incorporation pursuant to law. Each share may be voted, the voting will be non-cumulative in any election or vote.

ARTICLE V

Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation and this stock whall be nonassessable.

ARTICLE VI

The Corporation shall not commence business until at least $1,000 has been received by it as consideration for the issuance of shares.

ARTICLE VII

The principal place of business shall be in Salt Lake County, State of Utah. Other places of business may be established elsewhere in the State of Utah or without the State of Utah and in the United States or without the United States as the Board of Directors may determine.

ARTICLE VIII

Provisions for the regulation of the internal affairs of the Corporation shall be in accord with the By Laws or Resolutions which shall be adopted by the Board of Directors

ARTICLE IX

The address of the initial registered office of the Corporation is 402 Newhouse Building Salt Lake City, Utah 84111, State of Utah, and the name of its initial registered agent at such address is George W. McDonald.

ARTICLE X

The number of initial directors constituting the initial Board of Directors of the Corporation is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

George N. McDonald	4318 Holaday Blvd. SLC, Utah
Marvin A. Melville	2161 Millstream Lane, SLC, Utah
David H. Garff	**3726 East 3800 South, SLC, Utah**

All directors shall own at least one (1) share of common $.01 stock including the initial directors above listed unless changed or modified by the By Laws.

ARTICLE XI

The name and address of each incorporator is:

George N. McDonald	4318 Holaday Blvd. SLC, Utah
Marvin A. Melville	2161 Millstream Lane, SLC, Utah
David H. Garff	**3726 East 3800 South, SLC, Utah**

Dated this 30 day of October 1972

George N. McDonald

Marvin A. Melville

David H. Garff

STATE OF UTAH

COUNTY OF SALT LAKE

I, Joseph S. Kuswell, a Notary Public, hereby certify that on the 30th day of October 1972, personally appeared before me George N. McDonald, Marvin A. Melville, and David Garff, who being by me first duly sworn, severally declared and verified that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.

IN WITNESS WHEREOF I have hereunto set by hand and seal this 30th day of October, A. D., 1972

Notary Public

My commission expires:
Jan 28, 1973